Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report March 4, 2022 relating to the balance sheet of Future Labs IX, Inc., as of December 31, 2021, the related statements of operations, changes in stockholder’s equity/(deficit), and cash flows for the period from January 12, 2021 (inception) to December 31, 2021, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

March 21, 2022

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com